Vincent Sorgi
President and Chief Executive Officer
vsorgi@pplweb.com

PPL Corporation
Two North Ninth Street
Allentown, PA 18101-1179
Tel. 610.774.5151
www.pplweb.com

August 21, 2020

PERSONAL and CONFIDENTIAL

Western Power Distribution
Attn: Mr. Philip Swift
Avonbank, Feeder Road
Bristol BS2 0TB
Great Britain

Dear Phil:

This confirms our discussions regarding your invaluable contributions to PPL and your ongoing leadership of WPD especially now and through the completion of Project Vortex. As you are aware, your outstanding long-term incentive grants are subject to forfeiture under the terms of your award agreement upon completion of Project Vortex. With my recommendation, the Compensation Committee, in its discretion, has authorized the vesting of long-term incentive grants held by you, including any additional grants you will receive in 2021, upon Completion of the Transaction as defined in the transition incentive award agreement as follows:

1. Restricted Stock Units outstanding will vest in full based on the closing price of PPL common stock in the New York Stock Exchange on the Completion Date, and
2. Performance Units outstanding will vest in full at the targeted level of performance based on the closing price of PPL common stock in the New York Stock Exchange on the Completion Date.

Additionally, to recognize your significant role in shepherding an expedited, efficient and cooperative diligence process, as well as your continued commitment to PPL and WPD through the transaction completion, the Compensation Committee approved my recommendation of the Transition Incentive Award described in more detail in the attached agreement. Please return a signed copy to Tom Lynch.

Thank you for your continued dedication to PPL and to WPD.

Sincerely,

Vincent Sorgi

Vincent Sorgi
President and Chief Executive Officer
PPL Corporation

Vincent Sorgi
President and Chief Executive Officer
vsorgi@pplweb.com

PPL Corporation
Two North Ninth Street
Allentown, PA 18101-1179
Tel. 610.774.5151
www.pplweb.com

PRIVATE AND CONFIDENTIAL

Philip Swift
The Old Rectory
St John's Road
Slimbridge
Gloucestershire
GL2 7BJ

August 21, 2020

Transition Incentive Award

Dear Phil:

The purpose of this letter is to confirm the terms of the offer to you by PPL Corporation (the "**Company**") of a one-time special incentive award (payable in up to two instalments of fifty percent (50%) each) in connection with a possible transaction involving Western Power Distribution plc and its affiliated companies (collectively, "**WPD**").

Any capitalized terms used but not defined in this letter agreement shall have the meanings given to them in paragraph 9 of this letter agreement.

1. **Transition Incentive Award**: Subject to the satisfaction of the conditions set out in this letter, you shall be eligible to receive a transition incentive award of up to £1,491,000 in total (subject to such deductions and withholdings as required by law) ("**Award**"). The Award does not accrue in the course of a year, and there will be no entitlement to payment of the Award, or any instalment or pro-rata portion of it, if the conditions set out in this letter are not fulfilled. The Award shall not form part of your contractual remuneration for any purpose, and shall not oblige the Company or any Group Company to make any further award payments to you.

2. **Payment of Award**: Subject to the conditions set out in this letter agreement, the Award shall be paid in up to two instalments of fifty percent (50%) each: the first within seven (7) days following the date on which documents giving effect to the Transaction are signed ("**First Instalment**"), and the second within thirty (30) days following Completion ("**Second Instalment**"). Each of the First Instalment and Second Instalment of the Award shall be paid by bank transfer into your nominated account, and shall be paid subject to the deduction and withholding of PAYE and national insurance contributions and any such other amounts (on account of tax or similar liabilities) as may be required by law or as the Company may reasonably consider to be necessary or desirable.

3. **Eligibility for Award**:

3.1 Your eligibility for the Award is subject to and conditional upon you returning an executed copy of this letter agreement to Thomas J. Lynch by September 1, 2020.

3.2 Your eligibility for the First Instalment is further subject and conditional upon:

(a) documents giving effect to the Transaction being signed on or before December 31, 2021

(b) you having performed your duties as a director and employee of Western Power Distribution (South West) plc ("**WPD (South West)**") to the Company's reasonable satisfaction, including having provided such cooperation and assistance to the Group Company as the Company may reasonably require as part of or in connection with the process of negotiating the Transaction with the Buyer;

(c) you having not given notice of termination of your employment with WPD (South West) or given notice of resignation of your office as director of WPD (South West) or any other Group Company as at the date for payment of the First Instalment;

(d) the Company or any Group Company not having terminated your employment, or given you notice of termination of your employment, for cause, including without limitation, your failure to provide services to a Group Company to the Company's reasonable satisfaction, prior to the date for payment of the First Instalment; and

(e) an assessment made by the Company, in its sole discretion, of the extent to which the aims of the Transaction have been realised as at the date for payment of the First Instalment and your personal contribution towards achieving those results.

3.3 Your eligibility for the Second Instalment is further subject to and conditioned upon:

(a) the Company and/or the Buyer (as applicable) obtaining any and all necessary consents or approvals required under any relevant and applicable UK or overseas regulation or enactment;

(b) Completion occurring on or before December 31, 2022;

(c) you having performed your duties as a director and employee of WPD (South West) to the Company's reasonable satisfaction, including having provided such cooperation and assistance to the Group Company as the Company may reasonably require as part of or in connection with the process of effecting Completion of the Transaction;

(d) you having not given notice of termination of your employment with WPD (South West) or given notice of resignation of your office as director of WPD (South West) or any other Group Company as at the date for payment of the Second Instalment;

(e) the Company or any Group Company not having terminated your employment, or given you notice of termination of your employment, for cause, including without limitation your failure to provide services to a Group Company to the Company's reasonable satisfaction, prior to the date for payment of the Second Instalment; and

(f) an assessment made by the Company in its sole discretion, of the extent to which the aims of the Transaction have been realised as at the date for payment of the Second Instalment and your personal contribution towards achieving those results.

4. **Confidentiality**: You must not disclose any information contained in this letter agreement to anyone, other than to your or the Company's or WPD's lawyers or financial advisors or your immediate family members, in each case to the extent necessary to administer this letter agreement, to enforce this letter agreement, or to respond to a valid legal or regulatory process; provided that any such disclosure by you to your lawyers, financial advisors, or immediate family members shall be conditioned on your first informing such persons that they must keep this letter agreement and its contents confidential.

5. **Entire Agreement**: This letter agreement constitutes the entire agreement between the parties in relation to its subject matter and supersedes any previous agreement or understanding between the parties relating thereto. This letter agreement may not be modified or amended unless in writing signed by both parties.

6. **Rights of Third Parties**: The Contracts (Rights of Third Parties) Act 1999 shall only apply to this agreement in relation to any Group Company. No person other than the parties to this agreement and any Group Company shall have any rights under it and it will not be enforceable by any person other than those parties.

7. **Governing law**: This letter agreement shall be governed by and construed in accordance with the laws of England and Wales and the parties submit to the exclusive jurisdiction of the courts of England and Wales in relation to any dispute arising in connection hereto.

8. **Counterparts**: This letter agreement may be executed through the use of separate signature pages or in any number of counterparts, with the same effect as if the parties executing such counterparts had executed one counterpart.

9. **Definitions:** In this letter agreement the following terms shall have the meanings set out below:

"**Buyer**" means an entity or entities which acquire direct or indirect interests of WPD pursuant to a Transaction.

"**Completion**" means the closing of a Transaction pursuant to and in accordance with the agreement to be entered into between the Company or an affiliate and the Buyer where a direct or indirect change in control of WPD has been achieved.

"**Group Company**" means Western Power Distribution plc, its group undertakings (as defined in section 1161 of the Companies Act 2006) or any associated company (as defined in section 449 of the Corporation Tax Act 2010) of Western Power Distribution plc or any group undertaking including any of their predecessors, successors or assigns or any company which is designated at any time a Group Company by the directors of the board of Western Power Distribution plc or any holding company and any firm, company, corporate or other organisation that:

(a) is directly or indirectly controlled by Western Power Distribution plc;

(b) directly or indirectly controls Western Power Distribution plc; or

(c) is directly or indirectly controlled by a third party who also directly or indirectly controls Western Power Distribution plc.

Personal Contract means Your Personal Contract dated 5 December 1997, as amended from time to time including on 13 August 2013.

"**Transaction**" means any transaction or series of transactions which results in the Company selling or disposing of direct or indirect control of WPD. For the purpose of this definition, the Company will be deemed not to have control of WPD if it is no longer able to secure that the affairs of WPD are conducted in accordance with their wishes by means of the holding of shares, or the possession of voting power, in or in relation to WPD or any other body corporate, or as a result of any powers conferred by the articles of association or any other document regulating WPD or any other body corporate.

All other terms and conditions of employment as contained in the Personal Contract or in any other documents or agreements to which you are subject, shall remain in full force and effect. Nothing in this letter shall affect the Company's or any Group Company's rights under your Personal Contract or such other documents, or oblige the Company or any Group Company to continue your employment so as to entitle you to receive the benefits set out in this letter.

The Award was authorised and approved by the Compensation Committee of the Board of Directors of the Company on July 23, 2020.

Please sign a copy of this letter in the space indicated below to confirm your acceptance of these terms and return the signed copy to Tom Lynch.

We thank you for your dedication and commitment to the Company and look forward to working with you further.

Yours sincerely,

Vincent Sorgi

Vincent Sorgi
President and Chief Executive Officer

Accepted and Agreed: ________________

Name: PHILIP SWIFT

Date: 26-08-2020